Exhibit 22 to 13D
   Amendment No. 1
   SWVA Bancshares, Inc.

                                 CASKIE & FROST
                           A Professional Corporation

                                ATTORNEYS AT LAW

                               2306 Atherholt Road

                         Please Reply To:  P.O. Box 6360

                           Lynchburg, Virginia  24505


                                 October 1, 1997



   BY TELEFAX


   Mr. B.L. Rakes, President
   SWVA Bancshares, Inc.
   302 2nd Street, SW
   Roanoke, VA  24011-1597

        Re:  Copies of corporate records

   Dear Mr. Rakes

             Mr. Richard Nelson faxed me a copy of your letter dated September 29, 1997. You have stated that my letter of September 26 contains numerous misstatements. You very well know that there are no misstatements in my letter of September 26. I spoke to you on the morning of September 25th. I have not spoken with you numerous times. You never told me that Mr. Nelson was entitled to any documents under Virginia law. In fact, you refused to provide our agent with the copying rights as provided under the Virginia Code.

             Only after my letter of September 26th was faxed to you and the other Directors of the bank, did you make any attempt to comply with the reasonable stockholder request for records.

             I understand that you have sent a list of record holders to Mr. Nelson, which he received on Saturday, September 27th. Your letter of September 18, 1997 to Mr. Nelson, advised him that there are an additional 250 to 300 beneficial holders. If SWVA Bancshares has a list of the beneficial holders, we believe that the Virginia statute's reference to shareholders would include beneficial holders. Please forward this list to Mr. Nelson. I reiterate my request to obtain from you the name of the bank's attorney.

             From our review of the correspondence between you and Mr. Nelson, it is clear to us that you have attempted to make it as difficult as possible for Mr. Nelson to obtain the records we believe he is entitled to obtain under the Virginia Code.

             I would appreciate your pointing out to me what you believe were misstatements in my letter of September 26.

                                           Very truly yours,
                                           CASKIE & FROST, P.C.

                                           By  /s/ Theodore J. Craddock
                                                Theodore J. Craddock
        TJC/wp
        Enclosure
        cc:  Phillip M. Goldberg, Esquire
             Mr. Richard J. Nelson